SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 12, 1998


                                EMCOR GROUP, INC.
               (Exact Name of Registrant as Specified in Charter)


                                    Delaware
                 (State or Other Jurisdiction of Incorporation)


                  0-2315                             11-2125338
         (Commission File Number)           (IRS Employer Identification No.)


                                101 Merritt Seven
                           Norwalk, Connecticut 06851
                    (Address of Principal Executive Offices)


                                  (203) 849-7800
               (Registrant's telephone number, including area code)


                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events

         On March 12, 1998, EMCOR Group, Inc. (the "Company") began an offering, which was sole managed by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), of $100,000,000 aggregate principal amount of a new series of 5.75% Convertible Subordinated Notes due 2005 (the "Notes") and 1,100,000 share of the Company's common stock at a price of $21.875 per share. In addition, the Company granted to the underwriters separate 30-day options in the offerings to purchase up to an additional $15,000,000 principal amount of the Notes and up to an additional 165,000 shares of common stock, in each case to cover over-allotments. On March 24, 1998, DLJ exercised its over-allotment option only with respect to the Notes and purchased an additional $15,000,000 aggregate principal amount of the Notes. Filed herewith are the underwriting agreements which were executed between the Company and DLJ in conjunction with the offerings.

Item 7.     Exhibits

         1. Underwriting Agreement relating to $100,000,000 principal amount of the Company's 5 3/4% Convertible Subordinated Notes due 2005, dated as of March 12, 1998, between the Company and Donaldson, Lufkin & Jenrette Securities Corporation.

         2. Underwriting Agreement relating to 1,100,000 shares of the Company's Common Stock, dated as of March 12, 1998, between the Company and Donaldson, Lufkin & Jenrette Securities Corporation, as representative of the several underwriters named in Schedule 1 thereto.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             EMCOR Group, Inc.

                                             By:      /s/SHELDON I. CAMMAKER
                                             -------------------------------
                                                      Sheldon I. Cammaker
                                                      Executive Vice President


Date:  May 29, 1998







                                  EXHIBIT INDEX


Exhibit No.       Description


         1. Underwriting Agreement relating to $100,000,000 principal amount of the Company's 5 3/4% Convertible Subordinated Notes due 2005, dated as of March 12, 1998, between the Company and Donaldson, Lufkin & Jenrette Securities Corporation.

         2. Underwriting Agreement relating to 1,100,000 shares of the Company's Common Stock, dated as of March 12, 1998, between the Company and Donaldson, Lufkin, & Jenrette Securities Corporation, as representative of the several underwriters named in Schedule 1 thereto.